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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors

     We consent to the use of our report dated February 9, 1999 (except for the first paragraph of Note 7, as to which the date is March 15, 1999, and the second paragraph of Note 7, as to which the date is February 16, 2000), with respect to the financial statements of WaveSpan Corporation (a development stage company) as of December 31, 1998 and 1997 and for the years then ended and for the period from March 16, 1995 (inception) through December 31, 1998, included in Proxim, Inc.'s Current Report on Form 8-K/A dated February 8, 2001.


                                        /s/ Ernst & Young LLP
                                        ---------------------
                                        Ernst & Young LLP

San Jose, California
February 8, 2001